KemPharm

AZSTARYS™ FDA Approval

March 3, 2021

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This presentation may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation KemPharm's proposed development and commercial timelines, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including statements about the commercial launch of AZSTARYS, including the timing of launch, the regulatory milestone payment, and the potential clinical benefits of AZSTARYS. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm's business are described in detail in the "Risk Factors" section of KemPharm's Annual Report on Form 10-K for the year ended December 31, 2019, KemPharm's Quarterly Report for the quarter ended September 30, 2020, and KemPharm's other filings with the Securities and Exchange Commission. KemPharm is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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ASTARYS™ Approval

✓ **Announced FDA Approval of AZSTARYS (serdexmethylphenidate and dexmethylphenidate capsules, for oral use, CII) A New Once-Daily Treatment for ADHD**

- Consists of serdexmethylphenidate (SDX), KemPharm's prodrug of d-methylphenidate (d-MPH), co-formulated with immediate-release d-MPH
- Corium expects to make AZSTARYS commercially available in the U.S. as early as the second half of 2021

✓ **AZSTARYS NDA Approval is a Significant Milestone for KemPharm**

- Demonstrates value potential of SDX and KemPharm's groundbreaking LAT® platform
- Eligible to receive up to $468 million in regulatory and sales milestone payments, and tiered royalty payments per our License Agreement with an affiliate of GPC

AZSTARYS™ Label

Sections 1 and 2.3

Section 1: Indications and Usage

- AZSTARYS is indicated for the treatment of Attention Deficit Hyperactivity Disorder (ADHD) in patients 6 years of age and older.

Section 2.3: Administration Information

- Administer AZSTARYS orally once daily in the morning with or without food.
- AZSTARYS capsules may be taken whole, or opened and the entire contents sprinkled into 50 mL of water or over 2 tablespoons of applesauce.

IMPORTANT SAFETY INFORMATION, Contraindications, Warnings and Precautions, Adverse Reactions and Drug Interactions may be found within the full Prescribing Information at www.kempharm.com/pipeline-products/#kp415

AZSTARYS™ Label

Section 6

Section 6.1: Clinical Trials Experience

To adjust for normal growth, z-scores were derived (measured in standard deviations [SD]); z- scores normalize for the natural growth of children and adolescents by comparisons to age- and sex-matched population standards. A z-score change less than 0.5 SD is considered not clinically significant.

In this study, the mean increase in weight from baseline to Month 12 was 3.4 kg among study completers. The mean change in z-score from baseline to Month 12 was -0.20, indicating a lower than expected increase in body weight compared to children of the same age and sex, on average. Most of the weight z-score decline occurred in the first 4 months of treatment.

The mean increase in height from baseline to Month 12 was 4.9 cm among completers. Using the same z-score analysis for height, the mean change in z-score from baseline to Month 12 was -0.21, indicating a lower than expected increase in height compared to pediatric patients of the same age and sex, on average.

AZSTARYS™ Label

Section 12

<u>Section 12.3: Pharmacokinetics</u>

- No clinically meaningful differences in the exposure of dexmethylphenidate were observed when administered after an overnight fast, with a high-fat, high-caloric meal, or sprinkled onto applesauce or water. The median time to peak plasma concentration (T_{max}) was lengthened from 2 to 4-4.5 hours in the presence of food.
- Serdexmethylphenidate is a prodrug of dexmethylphenidate and is likely converted to dexmethylphenidate mainly in the lower gastrointestinal tract.

IMPORTANT SAFETY INFORMATION, Contraindications, Warnings and Precautions, Adverse Reactions and Drug Interactions may be found within the full Prescribing Information at www.kempharm.com/pipeline-products/#kp415

AZSTARYS™ Label

Section 14

Figure 2: LS Mean Change in SKAMP-Combined Score from Baseline after Treatment with AZSTARYS or Placebo during Classroom Day in Pediatric Patients (6 to 12 years) with ADHD



LS Mean SKAMP-Combined Change from Baseline
4
2
0
-2
-4
-6
-8
-10
-12
0
0.5
1
2
4
8
10
12
13
Time (hours)
Placebo
AZSTARYS

IMPORTANT SAFETY INFORMATION, Contraindications, Warnings and Precautions, Adverse Reactions and Drug Interactions may be found within the full Prescribing Information at www.kempharm.com/pipeline-products/#kp415

Partnership with Gurnet Point Capital and Corium, Inc.

- Worldwide license with an affiliate of Gurnet Point Capital (GPC) announced Sept 2019
  - Corium, a GPC portfolio company, is leading all commercialization activities
- License agreement includes a total of up to $483 million in upfront and milestone payments for KP415, as well as tiered royalties on net sales
  - Received $10 million at signing, $5 million at KP415 NDA acceptance
  - Now eligible for up to $468 million in regulatory and sales milestone payments related to AZSTARYS™
- Corium is led by Perry Sternberg, President and CEO, as well as many other executives with prior experience at Shire
  - Corium finalizing preparations for commercial launch as early as the second half of 2021
  - Manufacturing validation underway

KemPharm: Next Steps and Outlook

AZSTARYS™

- FDA has approved AZSTARYS NDA
- KP415 eligible to receive up to $468 million in regulatory and sales milestone payments
- Tiered royalties as a percentage of U.S. net sales ranging from the high-single digits to mid-twenties

Improved Financial Position

- Multi-phase financial restructure process completed
- Debt and balance sheet issues addressed
- KMPH stock relisted on Nasdaq effective Jan 8, 2021
- Project cash burn remains at ~$1M/quarter

AZSTARYS Commercial Progress

- Corium expects to make AZSTARYS commercially available in the U.S. as early as 2H 2021
- KemPharm working with Corium on commercial supply for anticipated 2H 2021 launch

Beyond KP415

- Expanded services agreement with Corium adds additional revenue
- KP879 IND cleared by FDA; initiation of clinical trial program expected by mid-2021
- KVK-Tech/Sure Med collaboration for APADAZ, Perspectives in Care program launched in Alabama in Dec 2020

KemPharm

AZSTARYS™ FDA Approval

March 3, 2021